Exhibit 99.1

NV5 REPORTS FULL-YEAR AND FOURTH QUARTER 2013 RESULTS

- Full-Year 2013 Revenues Increased 12.6% to $68.2 Million -

- Net Income Increased 113% to $2.8 million -

- Full-Year 2013 Gross Profit Increased 10% to $34.8 Million -

- Full-Year 2014 Pro Forma Revenue Guidance, Assuming Full-Year Impact of Acquisitions

Closed During Q1 2014, Ranges Between $100 Million to $110 Million -

Hollywood, FL – March 27, 2014 – NV5 Holdings, Inc. (the “Company”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, reported financial results for the full-year and fourth quarter ended December 31, 2013.

Full-Year 2013 Financial Highlights

●	Full-year 2013 gross revenues of $68.2 million increased 12.6% over $60.6 million in 2012.
●	Full-year 2013 gross profit of $34.8 million increased 9.9% from $31.7 million in 2012.
●	Full-year 2013 net income of $2.8 million increased 113% from $1.3 million in 2012.
●	Full-year 2013 earnings per diluted share were $0.70, an increase of 34.6% from $0.52 in 2012.

“During 2013, we experienced double-digit revenue growth and drove our net income to $0.70 per share,” said Dickerson Wright, Chairman and CEO of the Company. “We also strengthened our balance sheet, improved our cash flow and expanded our backlog and service offerings.”

“Our strong full-year 2013 results were not only due to the positive performance of our acquisitions, but to our continuous companywide focus on adding value through process improvement and performance optimization. Ultimately, we believe the momentum we established in 2013 demonstrates the scalability of our model and strong platform for integration.”

Full-Year 2013 Financial Summary

Gross revenues for full-year 2013 increased 12.6% to $68.2 million, compared with $60.6 million reported for the full-year 2012. The increase in gross revenues was primarily due to organic growth from our existing platform as well as the contribution from the Company’s acquisitions in 2013.

Gross profit for the full-year 2013 was $34.8 million compared with $31.7 million for the same period in 2012.

Net income for the full-year 2013 was $2.8 million, or $0.70 per diluted share, compared with $1.3 million, or $0.52 per diluted share, for the full-year 2012. The calculation of earnings per share (diluted) for full-year 2013 reflects the impact of increased shares outstanding of 5,504,236 as of December 31, 2013 compared to shares outstanding of 2,600,000 as of December 31, 2012.

NV5 had cash and cash equivalents of $13.9 million as of December 31, 2013, compared with $2.3 million as of December 31, 2012. Total debt was $6.8 million at year-end, compared with $9.8 million as of year-end 2012.

At December 31, 2013, the Company reported backlog of approximately $60.2 million compared to approximately $45.0 million at December 31, 2012.

Fourth Quarter 2013 Financial Highlights

●	Fourth-quarter 2013 gross revenues of $16.9 million increased 12.1% from $15.1 million in the fourth quarter of 2012.
●	Fourth-quarter 2013 gross profit of $8.8 million increased 11.4% from $7.9 million in the fourth quarter of 2012.
●	Fourth-quarter 2013 net income of $0.5 million, an increase of approximately 4.5% compared to the fourth quarter of 2012.

“We finished the year on a high note, registering greater than 12% year-over year top-line growth in the fourth quarter of 2013,” commented Michael Rama, Chief Financial Officer. “Although we had increased acquisition-related and public company expenses in the fourth quarter of 2013 compared to the fourth quarter of 2012, we still generated an increase in net income of approximately 5%. Our 2013 acquisitions, together with our strengthened balance sheet, provide the Company with a solid foundation for 2014 and beyond.”

Fourth Quarter 2013 Financial Summary

Gross revenues for the fourth quarter of 2013 increased 12.1% to $16.9 million, compared with $15.1 million reported for the fourth quarter of 2012. The increase in gross revenues was primarily due to organic growth from our existing platform as well as the contribution from the Company’s acquisitions in 2013.

Gross profit for the fourth quarter of 2013 was $8.8 million, compared with $7.9 million for the same period in 2012.

Net income for the fourth quarter of 2013 was $0.5 million, or $0.10 per diluted share, compared with $0.5 million, or $0.21 per diluted share, in the fourth quarter of 2012. The calculation of earnings per share (diluted) for the fourth quarter of 2013 reflects the impact of increased shares outstanding of 5,504,236 as of December 31, 2013 compared to shares outstanding of 2,600,000 as of December 31, 2012.

2014 Outlook

The Company’s guidance for full-year 2014 gross revenues, including the impact of acquisitions closed during the first quarter of 2014, ranges between $94 million and $104 million, which would represent an increase of approximately 38% to 52% from 2013 gross revenues of $68.2 million. This guidance includes anticipated gross revenues of $18 million to $21 million from the acquisition of AK Environmental, LLC as of the closing date of March 21, 2014.

On a pro forma basis, reflecting the full-year impact of acquisitions closed during the first quarter of 2014, gross revenues are expected to be in the range of $100 million and $110 million, which would represent an increase of approximately 46% to 61% from 2013 gross revenues of $68.2 million. The pro forma full-year gross revenues guidance includes anticipated contributions of $24 million to $27 million from the acquisition of AK Environmental, LLC, which closed on March 21, 2014.

Conference Call

NV5 management will host a conference call at 5:00 p.m. Eastern time today to discuss the full-year and fourth quarter 2013 results.

Date:	Thursday, March 27, 2014
Time:	5:00 p.m. Eastern time
Toll-free dial-in number:	+1 877-941-4774
International dial-in number:	+1 480-629-9760
Conference ID:	4675292
Webcast:	http://www.media-server.com/m/p/7qx9pfgs

Please dial-in at least 5-10 minutes prior to the start time in order for the operator to log your name and connect you to the conference.

A replay of the conference call will be available after 7:30 p.m. Eastern time and through April 3, 2014. To access the replay via telephone, please dial:

Toll-free replay number:	+1 877-870-5176
International replay number:	+1 858-384-5517
Replay PIN number:	4675292

The conference call will also be webcast live and available for replay via the investor section of the NV5 website – www.nv5.com.

About NV5

NV5 Holdings, Inc. (NASDAQ:NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business service verticals: construction quality assurance, infrastructure engineering, energy services, program management and environmental services. The Company operates 25 offices in California, Colorado, Utah, Florida, Pennsylvania and New Jersey and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, among others, statements with respect to the Company’s outlook, projected revenues or financial items, and growth position and strategies. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; (e) our ability to successfully execute our mergers and acquisitions strategy, including the integration of new companies into the Company’s business; (f) backlog cancellations and adjustments; and (g) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Contacts:

NV5 Holdings, Inc.

Richard Tong

Tel: +1-954-495-2114

- OR -

The Piacente Group | Investor Relations

Kathy Price or Glenn Garmont

Tel: +1-212-481-2050

Email: nv5@tpg-ir.com

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$13,868	$2,294
Accounts receivable, net of allowance for doubtful accounts of $1,320 and $1,631 as of December 31, 2013 and 2012, respectively	16,722	15,052
Prepaid expenses and other current assets	509	311
Deferred income tax assets	1,004	543
Total current assets	32,103	18,200
Property and equipment, net	1,310	1,273
Intangible assets, net	2,993	2,758
Goodwill	7,106	5,857
Cash surrender value of officers’ life insurance	521	656
Other assets	118	600
Deferred income tax assets	724	619
Total Assets	$44,875	$29,963

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,780	$3,261
Accrued liabilities	4,189	3,082
Income taxes payable	765	1,992
Billings in excess of costs and estimated earnings on uncompleted contracts	401	430
Client deposits	111	47
Current portion of contingent consideration	333	-
Current portion of stock repurchase obligation	687	772
Current portion of notes payable	1,725	3,538
Total current liabilities	11,991	13,122
Contingent consideration, less current portion	638	-
Stock repurchase obligation, less current portion	935	1,621
Notes payable, less current portion	2,502	3,851
Total liabilities	16,066	18,594

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value; 45,000,000 shares authorized, 5,504,236 and 2,600,000 shares issued and outstanding as of December 31, 2013 and 2012, respectively	55	26
Additional paid-in capital	23,717	9,065
Retained earnings	5,037	2,278
Total stockholders’ equity	28,809	11,369
Total liabilities and stockholders’ equity	$44,875	$29,963

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except share data)

	Year Ended
	December 31, 2013	December 31, 2012
Gross revenues	$68,232	$60,576

Direct costs (excluding depreciation and amortization):
Salaries and wages	19,619	17,041
Sub-consultant services	12,337	9,846
Other direct costs	1,460	2,021
Total direct costs	33,416	28,908

Gross Profit	34,816	31,668

Operating Expenses:
Salaries and wages, payroll taxes and benefits	19,373	18,348
General and administrative	6,708	6,105
Facilities and facilities related	3,325	3,390
Depreciation and amortization	1,514	1,468
Total operating expenses	30,920	29,311

Income from operations	3,896	2,357

Other expense:
Interest expense, net	(263)	(389)
Total other expense	(263)	(389)

Income before income tax expense	3,633	1,968
Income tax expense	(874)	(675)
Comprehensive income	$2,759	$1,293

Earnings Per Share:
Basic	$0.75	$0.58
Diluted	$0.70	$0.52

Weighted average shares outstanding:
Basic	3,660,289	2,244,737
Diluted	3,967,056	2,485,031